Exhibit 4

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

      AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this “Amendment”) dated as of August 28, 2003 by and between TRINITY INDUSTRIES, INC., a Delaware corporation (the “Company”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Successor Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

      WHEREAS, the Company and The Bank of New York, a national banking association (the “Former Rights Agent”) have previously entered into that certain Rights Agreement, dated as of March 11, 1999, as amended by that certain Amendment No. 1 to Rights Agreement, dated August 13, 2001, and that certain Amendment No. 2 to Rights Agreement, dated October 26, 2001 (as amended, the “Agreement”);

      WHEREAS, pursuant to Section 21 (Change of Rights Agent) of the Agreement, the Company notified the Former Rights Agent verbally prior to January 1, 2003, of its removal as Rights Agent under the Agreement, effective as of January 1, 2003 (the “Effective Date”);

      WHEREAS, such removal of the Former Rights Agent as the Rights Agent under the Agreement became effective as of the Effective Date;

      WHEREAS, the Former Rights Agent has consented in writing to its removal as the Rights Agent under the Agreement effective as of the Effective Date;

      WHEREAS, pursuant to Section 21 (Change of Rights Agent) of the Agreement, the Company appointed verbally prior to January 1, 2003, the Successor Rights Agent as the Rights Agent under the Agreement;

      WHEREAS, pursuant to this Amendment, the Successor Rights Agent hereby accepts such appointment as the Rights Agent under the Agreement, effective as of the Effective Date;

      WHEREAS, Section 27 (Supplements and Amendments) of the Agreement provides, in part, that for so long as the Rights (as defined in the Agreement) are redeemable, the Agreement may be supplemented or amended without the approval of any holders of certificates representing shares of Common Stock (as defined in the Agreement);

WHEREAS, the Rights are currently redeemable; and

      WHEREAS, the parties hereto desire to amend the Agreement to provide that certain legend and notice provisions accurately reflect the change in Rights Agent. and in connection therewith the Company has determined that the amendments to the Agreement set forth herein are desirable and, pursuant to Section 27 (Supplements and Amendments) of the Agreement, has duly authorized such amendments to the Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      Section 1. Amendment to Section 3(c) of the Agreement. Section 3(c) of the Agreement is hereby amended by deleting the first sentence of the legend to be impressed on, printed on, written on or otherwise affixed to the certificates for the Common Stock and replacing it with the following:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement, dated as of March 11, 1999 (as such may be amended from time to time, the “Rights Agreement”), between the Company and the Rights Agent (as defined in the Rights Agreement), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company.

      Section 2. Amendment to Section 26 of the Agreement. Section 26 of the Agreement is hereby deleted in its entirety and replaced with the following:

      Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by telecopier (with receipt confirmed) or by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207
Attention: President
Telecopier: (214) 589-8824

      Subject to the provisions of Section 21 (Change of Rights Agent), any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by telecopier (with receipt confirmed) or by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Wachovia Bank, National Association
1525 West W. T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153 (first class mail)
Charlotte, North Carolina 28262-1153 (overnight courier)
Attention: Shareholder Services Division

      Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

      Section 3. References to Rights Agent. All references in the Agreement to “The Bank of New York” are hereby changed to “Wachovia Bank, National Association.”

      Section 4. Limitation of Liability; Indemnification. In addition to the liability and indemnification protection provided to the Rights Agent under the Agreement, the Company hereby acknowledges and agrees that:

      (a) The Successor Rights Agent shall not be liable for any demands, claims, actions, losses, damages, liabilities, penalties, costs and expenses (including, without limitation, attorneys’ fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) (collectively, “Damages”) asserted against or incurred by any person or entity in connection with or relating to (i) any actions taken or omissions made by the Former Rights Agent as the Rights Agent under the Agreement, and (ii) any event or circumstances occurring prior to the Effective Date and relating to the Rights, the Agreement and any transactions contemplated by the Agreement; and

      (b) The Company shall indemnify the Successor Rights Agent for any Damages incurred by it or any of its directors, officers, employees, agents, representatives or affiliates in connection with or relating to (i) any actions taken or omissions made by the Former Rights Agent as the Rights Agent under the Agreement, and (ii) any event or circumstances occurring prior to the Effective Date and relating to the Rights, the Agreement and any transactions contemplated by the Agreement.

      Section 5. Effectiveness. This Amendment shall be effective as of the Effective Date, as if executed by all parties on such date. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect, and all references to the Agreement from and after such time shall be deemed to be references to the Agreement as amended hereby.

      Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

      Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      Section 8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Section 9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

      Section 10. Exhibits. Exhibits 2 and 3 to the Agreement are hereby deemed to be amended in a manner consistent with this Amendment.

* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Rights Agreement to be duly executed as of the day and year first above written.

Attest:		TRINITY INDUSTRIES, INC.

By:	/s/ Mike Fortado	By:	/s/ Neil O. Shoop Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION

By:		By:	/s/ Kenneth E. Staab

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